Exhibit 5.1

May 12, 2005

City Telecom (H.K.) Limited

Floors 13-16, Trans Asia Centre

Kwai Chung

Hong Kong

Re:	US$125,000,000 aggregate principal amount of 8.75% Senior Notes due 2015 of
City Telecom (H.K.) Limited

Ladies and Gentlemen:

We have acted as U.S. counsel to City Telecom (H.K.) Limited, a Hong Kong corporation (the “Company”) as well as to its U.S. subsidiary, City Telecom (U.S.A.) Inc. (the “Delaware Guarantor”), in connection with the issuance and exchange (the “Exchange Offer”) of up to US$125,000,000 aggregate principal amount of the Company’s 8.75% Senior Notes due 2015 (the “Exchange Notes”) for an equal principal amount of the Company’s 8.75% Senior Notes due 2015 outstanding on the date hereof (the “Private Notes”), to be issued pursuant to the Indenture, dated as of January 20, 2005 (the “Indenture”), by and among the Company, as issuer, the subsidiary guarantors named therein (the “Subsidiary Guarantors”) and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In rendering this opinion, we have examined such documents and records, including originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Registration Statement on Form F-4 and Form S-4 (File No. 333-123432) (the “Registration Statement”) relating to the Exchange Offer has become effective under the U.S. Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, (1) the Exchange Notes will be validly issued by the Company and will constitute valid and binding obligations of the Company and (2) when the Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”) are executed by the Subsidiary Guarantors and delivered in accordance with the terms of the Indenture and the Exchange Offer in exchange for the Subsidiary Guarantees of the Private Notes, the Exchange Guarantees will be validly issued by the Delaware Guarantor and will constitute valid and binding obligations of the respective Subsidiary Guarantors.

JONES DAY

City Telecom (H.K.) Limited

May 12, 2005

Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

In rendering the foregoing opinions (i) we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein and (ii) we have assumed that (A) the Registration Statement will have become effective, (B) the resolutions authorizing the Company and the Subsidiary Guarantors to issue the Exchange Notes and the Exchange Guarantees have been adopted by the Company’s and the Subsidiary Guarantors’ Board of Directors and will be in full force and effect at the time at which the Exchange Notes and the Exchange Guarantees are issued and (C) all Exchange Notes and the Exchange Guarantees will be issued in compliance with applicable federal and state securities laws.

We are not admitted or qualified to practice law in Canada, the Province of British Columbia, the Province of Ontario, the Province of Nova Scotia or the British Virgin Islands. Therefore, in rendering the opinions expressed herein, we have relied without independent investigation upon (i) the opinion of Fasken Martineau DuMoulin LLP, a copy of which has been filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the federal laws of Canada and the laws of the Provinces of British Columbia and Ontario, (ii) the opinion of Stewart McKelvey Stirling Scales, a copy of which has been filed as Exhibit 5.4 to the Registration Statement, with respect to matters governed by the federal laws of Canada and the laws of the Province of Nova Scotia, and (iii) the opinions of Maples and Calder, copies of which have been filed as Exhibits 5.5, 5.6, 5.7, 5.8 and 5.9 to the Registration Statement, with respect to matters governed by the laws of the British Virgin Islands.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Jones Day